EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
UNIFY CORPORATION,
UCAC, INC.
AND
AXS-ONE INC.
April 16, 2009

i

ii

iii

DEFINED TERMS

Adjusted Debt Amount	Section 4.7(a)
Adjusted Working Capital	Section 4.7(a)
Agreement	Introduction
Applications	Section 4.7(b)
Authorized Representatives	Section 6.7
Certificate of Merger	Section 1.2
Certificates	Section 4.2(b)
Change in Control Price	Section 4.1(d)
Change of Recommendation	Section 6.3(d)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Introduction
Company Acquisition Agreement	Section 6.3(c)
Company Acquisition Proposal	Section 6.3(b)
Company Contract	Section 5.2(p)
Company Disclosure Schedule	Section 5.2
Company Financial Statements	Section 5.2(h)(ii)
Company Insiders	Section 6.16(c)
Company Intellectual Property Rights	Section 5.2(o)(i)
Company International Employee Plans	Section 5.2(n)(iii)(11)
Company Key Employees	Section 5.2(p)(ii)
Company Option	Section 4.1(d)
Company Option Plans	Section 5.2(b)
Company SEC Reports	Section 5.2(h)(i)
Company Scheduled Plans	Section 5.2(n)(i)
Company Shares	Section 4.1(a)
Company Stockholders Agreement	Recitals
Company Stockholders Meeting	Section 6.4(a)
Company Superior Proposal	Section 6.3(b)
Company Termination Fee	Section 8.5(b)
Company Warrant	Section 4.1(e)
Confidentiality Agreement	Section 6.7
Damages	Section 6.18(a)
DGCL	Section 1.1
Dissenting Shareholder	Section 4.1(b)
Dissenting Shares	Section 4.1(b)
Earn Out	Section 4.7(b)
Effective Time	Section 1.2
Environmental Costs and Liabilities	Section 5.2(s)
Environmental Laws	Section 5.2(s)
ERISA	Section 9.10(a)
Exchange Act	Section 5.1(g)
Exchange Agent	Section 4.2(a)
Exchange Ratio	Section 4.1(a)

i

401K Plans	Section 6.17(b)
Fractional Securities Fund	Section 4.3
GAAP	Section 4.7(b)
Governmental Entity	Section 9.10(b)
Hazardous Material	Section 5.2(s)
HSR Act	Section 5.1(g)
Indemnified Parties	Section 6.18(a)
Knowledge	Section 9.10(c)
Management Member	Section 6.21
Management Performance Shares	Section 6.21
Material Adverse Effect	Section 9.10(d)
Merger	Recitals
Merger Sub	Introduction
Net License Review	Section 4.7(b)
NCM	Section 4.3
Old Notes	Section 4.7(a)
Originally Salary Level	Section 6.21
Parent	Introduction
Parent Disclosure Schedule	Section 5.1
Parent Financial Statements	Section 5.1(i)(ii)
Parent Reimbursement Fee	Section 8.5(d)
Parent SEC Reports	Section 5.1(i)(i)
Parent Shares	Section 4.1(a)
Parent Stockholders Agreement	Recitals
Parent Stockholders Meeting	Section 6.4(b)
Parent Termination Fee	Section 8.5(c)
Parent Voting Stockholder	Recitals
Parent Voting Stockholders	Recitals
Parties	Introduction
PBGC	Section 5.2(n)(ii)
Person	Section 9.10(e)
Plan Affiliate	Section 5.2(n)(i)
Proxy Statement	Section 6.5
Regular Severance	6.21
Restraints	Section 7.1(c)
Returns	Section 5.1(m)(i)
S-4 Registration Statement	Section 6.5
SEC	Section 5.1(i)(i)
Section 16 Information	Section 6.16(b)
Securities Act	Section 5.1(g)

ii

Share Consideration	Section 4.2(a)
Significant Tax Agreement	Section 9.10(f)
Solicitation Period End-Date	Section 6.3(a)
Stock Merger Exchange Fund	Section 4.2(a)
Stockholders Agreement	Recitals
Subsidiary	Section 9.10(g)
Substitute Warrant	Section 4.1(d)
Surviving Corporation	Section 1.1
Tail Insurance	Section 6.18(b)
Tax	Section 9.10(h)
Taxes	Section 9.10(h)
Termination Fee	Section 8.5(d)
Transaction Expenses	Section 9.1
Voting Stockholder	Recitals
Voting Stockholders	Recitals
Working Capital Note	Section 9.15

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 16, 2009, by and among UNIFY CORPORATION, a Delaware corporation (“Parent”), UCAC, INC, a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and AXS-ONE INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to collectively herein as the “Parties.” Capitalized terms are defined as set forth in the Table of Defined Terms contained herein.
RECITALS
     WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has determined that it is in the best interests of such corporation and its respective stockholders that the Company and Parent combine through the merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger and declared the Merger advisable;
     WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate set forth herein;
     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated thereunder;
     WHEREAS, concurrently with the execution hereof, certain holders (each a “Voting Stockholder” and collectively the “Voting Stockholders”) of Company Shares listed on Exhibit A-1 are entering into a stockholder agreement, in each case in the form attached as Exhibit A-2 hereto (each, a “Company Stockholders Agreement”); and
     WHEREAS, concurrently with the execution hereof, certain holders (each a “Parent Voting Stockholder” and collectively the “Parent Voting Stockholders”) of Parent Shares listed on Exhibit B-1 are entering into a stockholder agreement, in each case in the form attached as Exhibit B-2 hereto (each, a “Parent Stockholders Agreement”).
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:
ARTICLE I
The Merger; Effective Time; Closing
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”
     1.2 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).
     1.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived in writing (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date, time or place as is agreed to in writing by the Parties (the “Closing Date”).
     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
ARTICLE II
Certificate of Incorporation and By-Laws of the Surviving Corporation
     2.1 Certificate of Incorporation; Name. At the Effective Time, the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended, and the name of the Surviving Corporation shall be the Company’s name.
     2.2 By-Laws. At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended.

ARTICLE III
Directors and Officers of the Surviving Corporation
     3.1 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws.
     3.2 Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws.
ARTICLE IV
Merger Consideration; Conversion or Cancellation of Shares in the Merger; Exchange and
Treatment of Company Debt
     4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:
     (a) Conversion of Company Stock. Subject to Sections 4.1(b) and 4.3 hereof, each share of common stock, $0.01 par value, of the Company (collectively, “Company Shares”) issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(e) and any Dissenting Shares), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive a number of shares of common stock, $0.001 par value, of Parent (collectively, “Parent Shares”) determined by dividing 1,000,000 by the sum of (i) the number of Company Shares issued and outstanding immediately prior to the Effective Time and (ii) the number of Company Shares issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time. All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the “Exchange Ratio.” Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL and pursuant to Section 4.1(b) below.
     (b) Appraisal Rights. Company Shares that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which written objection to the Merger has been properly made in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive from Parent the Parent Shares otherwise issued with respect to such Company Shares at or after the Effective Time. At the Effective Time, all Dissenting Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as provided by applicable law, each holder of Dissenting Shares shall cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by Section 262 of the DGCL. Notwithstanding the foregoing, if a holder of Dissenting Shares (a “Dissenting Shareholder”) shall fail to validly perfect or shall waive or withdraw his, her or its objection or demand for payment of the fair value of his, her or its Shares, or if such Dissenting Shares (or such other Company Shares with respect to which appraisal rights have not terminated) become ineligible for such payment or if a court of competent jurisdiction shall determine that such Dissenting Shares is not entitled to relief under Section 262 of the DGCL, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares (or, in the case of such other Company Shares, the appraisal rights shall have terminated) and each such Company Share will be converted into the right to receive, and will be exchangeable for, the Parent Shares into which such Dissenting Shares would have been converted pursuant to Section 4.1(a), without interest. The Company shall promptly give Parent notice of any objection to the Merger received by the Company from a Dissenting Shareholder, and Parent shall have the reasonable opportunity, at its sole expense, to participate in all negotiations and proceedings with respect to such objection. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such objection. Each Dissenting Shareholder or other shareholder who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the fair value of the Dissenting Shares will receive payment therefor after the fair value therefor has been agreed upon or finally determined pursuant to such provisions, and any Parent Shares that would have been issued with respect to such Dissenting Shares will be retained by Parent.
     (c) Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.
     (d) Outstanding Options. Each option to purchase Company Shares (each, a “Company Option”) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and in accordance with the applicable Company Option Plans, be cancelled prior to the Effective Time in exchange for the right to receive an amount, if any, in cash equal to (i) the Change in Control Price of the Company Shares covered by such Company Option, less (ii) the exercise price of such Company Option. As used herein, the “Change in Control Price” means the higher of (A) the highest price per Company Share paid in connection with the Merger, or (B) the highest fair market value per

Company Share at any time during the sixty-day period immediately preceding the Effective Time. The Company shall cancel the Company Option Plans as of the Effective Date, and the sole remaining right of each holder of a Company Option after the Effective Date shall be to receive the consideration set forth in this Section 4.1(d). After the Effective Time, Parent shall grant options to purchase Parent Shares to continuing employees of the Surviving Corporation in accordance with Parent’s customary incentive compensation policies and procedures.
     (e) Outstanding Warrants. Each outstanding warrant to purchase Company Shares (each, a “Company Warrant”) shall be assumed by Parent (in accordance with the further provisions contained in Section 6.13) and each such assumed warrant shall be converted into and represent a warrant to purchase the number of Parent Shares (a “Substitute Warrant”), in substantially the same form as the corresponding Company Warrant, determined by multiplying (i) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Shares of $0.01. Parent will reserve a sufficient number of Parent Shares for issuance under this Section 4.1(e).
     (f) Cancellation of Parent Owned and Treasury Stock. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.
     (g) Adjustments to the Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to Company Shares or Parent Shares, any change or conversion of Company Shares or Parent Shares into other securities or any other dividend or distribution with respect to Company Shares or Parent Shares (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.
     4.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:
     (a) Exchange Agent. On or prior to the Closing Date, Parent shall make available to American Stock Transfer & Trust, or other entity mutually agreed upon by the Parties in writing (the “Exchange Agent”), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund required to be issued pursuant to Section 4.1 (collectively, the “Share Consideration” and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the “Stock Merger Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional

Securities Fund shall not be used for any purpose other than as set forth in this Agreement.
     (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.
     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the date of such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.
     (d) Transfers of Ownership. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
     (e) No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares, in accordance with Section 4.3, cash in lieu of fractional Parent Shares or any dividend to which the holders thereof are entitled, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.
     (f) Termination of Funds. Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.
     4.3 Cash For Fractional Parent Shares. No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing price of a Parent Share on the NASDAQ Capital Market (“NCM”) on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the “Fractional Securities Fund”).
     4.4 Transfer of Shares after the Effective Time. All Parent Shares issued upon the surrender for exchange of Company Shares in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and no further registration of transfers shall be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.
     4.5 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing Company Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares, cash for fractional shares, if any, and any dividends or other distributions to which the holders thereof are entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an indemnification agreement as it may reasonably direct with respect to any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     4.6 Withholding Rights. Each of the Surviving Corporation, Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, and delivered to the relevant taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the

Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.
     4.7 Treatment of Company Debt.
     (a) Exchange of Notes. Subject to the provisions below, the Company will use commercially reasonable efforts to cause the holders of existing Company convertible notes (the “Old Notes”) to agree as part of the Merger to exchange the Old Notes for Parent Shares. As of the date of this Agreement, the Old Notes have a principal and accrued interest value of approximately $12,900,000. At the Effective Time, the Old Notes will be exchanged for 2,100,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent), plus or minus the number of Parent Shares equal to (i) the Adjusted Working Capital, divided by (ii) five (5) (as such number may be appropriately adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent). As used herein, “Adjusted Working Capital” is defined as the current assets of the Company as of the Closing Date, less the current liabilities of the Company as of the Closing Date, provided that for purposes of this calculation, (x) “current liabilities” shall exclude the liabilities set forth on Section 4.7(a)(i) of the Company Disclosure Schedule, and (y) “current liabilities” shall include the cost of cashing out the Company Options under Section 4.1(d), the outstanding balance, if any, under the Working Capital Note and the other liabilities set forth on Section 4.7(a)(ii) of the Company Disclosure Schedule.
     (b) Earn-Out Applicable to Holders of Old Notes. Holders of the Old Notes shall be eligible to receive additional Parent Shares on a pro rata basis pursuant to the provisions of this Section 4.7(b) (the “Earn-Out”). The Earn-Out shall measure the Surviving Corporation’s net license revenue as recorded in accordance with United States Generally Accepted Accounting Principles (“GAAP”) on the financial statements of Parent or the Surviving Corporation (the “Net License Revenue”) for licensing any of the software or software applications of the Company acquired at Closing (the “Applications”), including any enhancements, improvements or derivate works, for a period of approximately one (1) year following the Closing, as more fully described below. For Net License Revenue over $2.0 million during such period, the holders of Old Notes shall collectively receive .35 Parent Shares (as such percentage may be adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) for each $1.00 of Net License Revenue recorded during such period. After the holders of Old Notes have received in the aggregate 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) under the Earn-Out, the Parent Shares issued as the Earn-Out shall be distributed one-half to the holders of Old Notes and one-half to the Management Members until the Management Members have received 171,250 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) under the Earn-Out. Thereafter, any additional Parent Shares issued as Earn-Out shall be distributed solely to the holders of Old Notes. Any fractional shares allocable under this Section 4.7(b) shall be rounded up to the nearest whole number. The Earn-Out measurement period shall commence upon the Closing and end on July 31, 2010. The Parent Shares issued as Earn-Out will be issued quarterly, within forty-five (45) days after the end of each of Unify’s fiscal quarters during the Earn-Out period. For avoidance of doubt, Net License Revenue (a) does not include any fees recognized for performing any services, including any consulting services, maintenance services or support fees or any fees recognized in connection with licensing of any products or software, other than the Applications, and (b) includes (i) the amount of deferred license revenue for the Applications recorded on the Surviving Corporation’s books on the last day of the Earn-Out period, in accordance with GAAP, and (ii) any amounts invoiced to Group Technologies and its affiliates related to the licensing of the Applications during the Earn-Out period. In the case of so-called “bundled sales,” where Applications acquired hereunder are “bundled” with other software offered by Parent or its affiliates, or by Parent and a third party or parties, the amount of Net License Revenue allocable to the Applications acquired hereunder shall be used to determine the payments required hereunder. If Parent sells or otherwise transfers all or substantially all of the Company’s assets prior to the end of the Earn-Out period, or if Parent is acquired (by merger, tender offer, or otherwise) by a third-party acquirer prior to the end of the Earn-Out period, then (i) the Earn-Out period shall terminate; (ii) the holders of Old Notes shall be issued the number of Parent Shares, if any, equal to (x) 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent), minus (y) the number of Parent Shares previously issued to the holders of Old Notes under the Earn-Out; and (iii) the Management Members shall be issued the number of Parent Shares, if any, equal to (x) 171,250 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent), minus (y) the number of Parent Shares previously issued to the Management Members under the Earn-Out.
     (c) Protective Provisions. The Parties acknowledge that the right of the holders of the Old Notes to the benefits of the Earn-Out described in Section 4.7(b) is an integral part of the consideration to be received pursuant to this Agreement and the Merger. In furtherance of the foregoing, Parent agrees that until the Earn-Out is determined and the Parent Shares have been issued to the holders of the Old Notes, Parent shall not take, and shall cause the Surviving Corporation not to take, any actions, or fail to take any actions with the specific intent of reducing or impairing the Earn-Out, and until such time, Parent shall use reasonable commercial efforts to:
     (i) permit the holders of the Old Notes and their agents, attorneys and accountants to have reasonable access, upon reasonable notice and during normal business hours, to all books and records of the Surviving Corporation for the purpose of auditing Parent’s compliance with this Section 4.7; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Surviving Corporation and shall be arranged through responsible officers of the Surviving Corporation designated for such purpose; and, provided, further, that if the audit results in any additional payments to the holders of Old Notes in excess of ten percent (10%) of the actual amounts paid to such holders, then Parent shall be liable for the fees and expenses of the auditor, in addition to any additional payments due and owing to the holders of Old Notes, all of which Parent will pay within twenty (20) days after completion of the audit; and

     (ii) cause the books and records of the licensing of Applications and the calculation of Net License Revenues to be kept in a manner that makes calculation of such Net License Revenues reviewable by holders of Old Notes or their designees.
ARTICLE V
Representations and Warranties
     5.1 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct in all material respects, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the “Parent Disclosure Schedule”).
     (a) Corporate Organization and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of Parent are set forth in Section 5.1(a) of the Parent Disclosure Schedule. Parent has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and by-laws and the charter documents of its Subsidiaries, each as amended.
     (b) Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
     (c) Capitalization. The authorized capital stock of Parent consists of 40,000,000 shares of common stock, par value $0.001 per share, and 7,931,370 shares which are designated as preferred stock, par value $0.001 per share. As of the date hereof, there are (i) 7,001,249 Parent Shares issued and outstanding and no Parent Shares held in the Company’s treasury, (ii) 1,176,292 Parent Shares reserved for issuance upon exercise of outstanding stock options, (iii) 1,041,792 Parent Shares reserved for issuance upon exercise of outstanding warrants (vi) 279,954 Shares reserved for issuance upon debt conversion and (v) no preferred stock of Parent issued and outstanding, held in Parent’s treasury or reserved for issuance. All of the issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as referenced above, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Parent Shares or preferred shares or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any Parent Shares or any other equity security of Parent. Parent owns 100% of the outstanding equity interests in each Subsidiary. Except for the Parent Stockholder Agreements, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. There are no existing rights with respect to the registration of Parent Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Except as set forth in Section 5.1(c) of the Parent Disclosure Schedule, since January 31, 2009 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.
     (d) Authority Relative to this Agreement. The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (other than approval of the Merger by the stockholders of Parent in accordance with the NCS listing requirements) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
     (e) Present Compliance with Obligations and Laws. Neither Parent nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation, by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect on Parent.
     (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or by-laws (or other similar documents) of Parent or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust laws of foreign countries, or (F) where the failure to obtain such consent, approval, order authorization or permit, or to make such registration, filing or notification, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.1(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.
     (g) Litigation. Except as set forth in the Parent SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably likely to result in obligations or liabilities of Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on Parent or a material adverse effect on the Parties’ ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgment order, writ, injunction or decree which (i) has or may have the effect of impairing Parent’s ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.
          (h) SEC Reports; Financial Statements.
     (i) Since January 1, 2007, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Parent SEC Reports”). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.
     (iii) Since January 1, 2007, there has not been any material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

     (i) No Liabilities. Neither Parent nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except for indebtedness, liabilities or obligation (i) which are fully reflected in, reserved against or otherwise described in the most recent Parent Financial Statements, (ii) which have been incurred after the date of the most recent Parent Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) which do not or could not reasonably be expected to Material Adverse Effect on Parent.
     (j) Absence of Certain Changes of Events. Except as described in the Parent SEC Reports, since the date of the most recent Parent Financial Statements, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on Parent; (ii) any damage, destruction or loss (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Parent; or (iii) any other action or event that would have required the consent of the Company pursuant to Section 6.2 had such action or event occurred after the date of this Agreement.
     (k) Brokers and Finders. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
     (l) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the

Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any written information supplied by the Company specifically for inclusion in such document which is contained in any of the foregoing documents.
     (m) Listings. Parent’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NCM.
     (n) Transactions with Affiliates. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     5.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct in all material respects, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”).
     (a) Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and by-laws and the charter documents of its Subsidiaries, each as amended.
     (b) Capitalization. The authorized capital stock of the Company consists of (i) 125,000,000 shares of common stock, $0.01 par value per share, of which 41,341,425 shares were issued and outstanding as of February 5, 2009, and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 3,690,314 Company Shares issued pursuant to the Company’s 1995, 1998, 2005 and 2008 stock incentive plans (the “Company Option Plans”) and warrants to purchase 10,300,000 Company Shares pursuant to the Company Warrants, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. The Company has provided to Parent a list, as of February 5, 2009, of the outstanding options and warrants to acquire Company Shares, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options or warrants as a result of the transactions contemplated by this Agreement. Since January 1, 2009 through the date hereof, no options or warrants have been issued or accelerated or had their terms modified.
     (c) Fairness Opinion. The Board of Directors of the Company has received an opinion in writing from Updata Capital, Inc., addressed to the Board of Directors of the Company, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of Common Shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.
     (d) Authority Relative to this Agreement. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
     (e) Present Compliance with Obligations and Laws. Neither the Company nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation or by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, including laws or regulations related to classification and status of employees, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.
     (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or by-laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country or, (F) where the failure to obtain such consent, approval, order, authorization or permit, or to make such registration, filing or notification, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which could reasonably be expected to have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     (g) Litigation. Except as disclosed in Company SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could be reasonably likely to result in obligations or liabilities of the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company or a material adverse effect on the Parties’ ability to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company’s ability to perform its obligations under this Agreement or (ii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.
     (h) SEC Reports; Financial Statements.
     (i) Since January 1, 2007, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the “Company SEC Reports”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
     (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity or deficit and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of their operations and their cash flow for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (iii) Since January 1, 2007, there has not been any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.
     (i) No Liabilities. Neither the Company nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the most recent Company Financial Statements, (ii) which have been incurred after the date of the most recent company Financial Statements in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).
     (j) Absence of Certain Changes of Events. Except as described in the Company SEC Reports, since the date of the most recent Company Financial Statements, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which has had a Material Adverse Effect; (vi) any waiver by the Company of any rights of material value or (vii) any other action or event that would have required the consent of Company pursuant to Section 6.1 had such action or event occurred after the date of this Agreement.
     (k) Brokers and Finders. Except for the fees and expenses payable to Updata Advisors, Inc., which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     (l) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Parent Stockholders Meeting and Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.
     (m) Taxes.
     (i) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes (“Returns”) required by applicable Tax law to be filed by the Company and each of its Subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its Subsidiaries to a taxing authority, or for which the Company or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.
     (iii) There is no Tax deficiency outstanding, proposed in writing or assessed against the Company or any of its Subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no material liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.
     (iv) No federal or state Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination.
     (v) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.
     (vi) Neither the Company nor any of its Subsidiaries is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).
     (vii) Except for the group of which the Company and its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.
     (viii) Neither the Company nor any of its Subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.
     (ix) The Company is not, and has not at any time been, a United States Real Property Holding Corporation.
     (x) The Company is not a “foreign person” as that term is used in § 1.1445-2 of the Treasury Regulations promulgated under the Code.

     (n) Employee Benefits.
     (i) Section 5.2(n)(i) of the Company Disclosure Schedule lists each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof currently maintained, sponsored, adopted or administered by the Company or any current or former domestic Subsidiary of the Company or any Person which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (each, a “Plan Affiliate”) or to which the Company or any current or former Plan Affiliate has made contributions to, obligated itself or had any liability with respect to (all such plans, policies, programs, arrangements, agreements and contracts, are referred to in this Agreement as “Company Scheduled Plans”).
     (ii) The Company has delivered or made available to Parent a complete and accurate copy, as of the date hereof, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the two (2) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent Pension Benefit Guaranty Corporation (“PBGC”) Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC. Section 5.2(n)(ii) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Company Scheduled Plans.
     (iii) Except as could not reasonably have, individually or in the aggregate, a Material Adverse Effect on the Company:
     (1) Each Company Scheduled Plan (A) has been and currently complies in form and in operation with all applicable requirements of

ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-deferred income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.
     (2) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).
     (3) With respect to each Company Scheduled Plan, no Person: (A) has entered into any “prohibited transaction,” as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.
     (4) Each Company Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further liability to the Company or Parent (other than ordinary administrative expenses or routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multi-employer plan or any liability under any Company Scheduled Plan subject to Title IV of ERISA.
     (5) None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a “multi-employer plan” as defined in Section 4001 of ERISA, a “multi-employer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

     (6) No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by applicable continuation coverage statute.
     (7) No Company Scheduled Plan has incurred an “accumulated funding deficiency” as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the PBGC (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;
     (8) Neither the Company nor a Plan Affiliate has any liability (A) for the termination of any single employer plan under Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code Section 412(c)(11).
     (9) All the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.
     (10) With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code Section 4976(a).
     (11) Each Company Scheduled Plan that has been adopted or maintained by the Company or any Plan Affiliate, whether informally or formally, or with respect to which the Company or any Plan Affiliate will or may have any liability, for the benefit of the Company Employees who perform services outside the United States (the “Company International Employee Plans”) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or any Plan Affiliate from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or any Plan Affiliate (other than ordinary administration expenses or routine claims for benefits).
     (iv) Other than by reason of actions taken by Parent following the Closing or as set forth in the Company SEC Reports, or except as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
     (o) Company Intangible Property.
     (i) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”). Section 5.2(o) of the Company Disclosure Schedule lists all of the Company Intellectual Property Rights that are registered with any state, federal or international government or registration body.
     (ii) Neither the Company nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its Subsidiaries.
     (iii) To the Company’s Knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries which are material to its business are valid and enforceable. To the Company’s knowledge, all necessary registration, maintenance and renewal fees currently due and owing in connection with Company Intellectual Property Rights have been paid and all necessary documents, recordations and certifications in connection with the Company Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property Rights and recording ownership by the Company or any of its Subsidiaries of such Company Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which infringement could be reasonably likely to have a Material Adverse Effect on the Company.
     (iv) The Company and its Subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all the Company Intellectual Property Rights owned by the Company or its Subsidiaries. The Company maintains in place and has taken commercially reasonable steps to enforce appropriate policies designed to ensure that all Company Intellectual Property Rights owned by the Company and developed by employees of the Company are developed by such employees while working within the scope of their employment at the time of such development. Where appropriate, the Company has taken commercially reasonable steps to require its agents, consultants, contractors or other Persons to execute appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of Company Intellectual Property Rights developed by such agents, consultants, contractors or other Persons on behalf of the Company
     (p) Agreements, Contracts and Commitments; Material Contracts. Except as set forth in the Company SEC Reports or in Section 5.2(p) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by:
     (i) any contract relating to the borrowing of money, the guaranty of another Person’s borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $200,000;

     (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company’s Board of Directors or any other employee who is one of the fifteen (15) most highly compensated employees, including base salary and bonuses (the “Company Key Employees”), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company’s or any of its Subsidiaries’ ability to terminate employees at will;
     (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
     (iv) any agreement of indemnification or guaranty by the Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;
     (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;
     (vi) any joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Company or any Subsidiary with any other Person;
     (vii) any contract for capital expenditures in excess of $200,000;
     (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;
     (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $200,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations; or
     (x) any joint marketing, joint distribution or joint development agreement of the Company or any of its Subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Company Disclosure Schedule.

          A true and complete copy (including all amendments) of each Company Contract, or a summary of each oral Company Contract, has been made available to Parent. Each contract set forth in Section 5.2(p)(i)-(x) of the Company Disclosure Schedule (a “Company Contract”) is in full force and effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.
     (q) Unlawful Payments and Contributions. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.
     (r) Listings. The Company’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the OTC Bulletin Board.
     (s) Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date hereof, (i) the Company and its Subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any Subsidiary of the Company has received actual notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or its Subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its Subsidiaries in a manner that could create any Material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or above ground storage tank). For the purpose of this Section 5.2(s), the following terms have the following definitions: (X) “Environmental Costs and Liabilities” means, with respect to the Company or the Surviving Corporation, any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) “Environmental Laws” means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) “Hazardous Material” means any hazardous substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic waster” or “toxic substance” under any provision of Environmental Law and including but not limited to petroleum and petroleum products.
     (t) Title to Properties; Liens; Condition of Properties. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statements or acquired after the date thereof. Except as set forth in the Company SEC Reports, none of the property owned or used by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Except as set forth in the Company SEC Reports, since December 31, 2007, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.
     (u) Labor and Employee Relations.
     (i) (A) None of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.
     (ii) The Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable and to the Company’s Knowledge), and state laws regarding employment practices, including laws relating to classification of exempt or nonexempt status, workers’ safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
     (v) Permits. The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. Neither the Company nor any of its Subsidiaries has received any actual notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.
     (w) Transactions with Affiliates. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.
ARTICLE VI
Additional Covenants and Agreements
     6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1 shall include the Company and each of its Subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use all commercially reasonable efforts consistent with past practices and policies to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company. Except as expressly provided for by this Agreement, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
     (a) Except as provided in the Company’s benefit plans and agreements, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;
     (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;
     (c) Except as provided in the Company’s benefit plans and agreements, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent’s policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the Company’s past agreements under similar circumstances;
     (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than licenses entered into in the ordinary course of business consistent with past practices;
     (e) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that the Company consults with Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);
     (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;
     (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company;
     (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement;
     (i) Cause, permit or propose any amendments to the Company’s Certificate of Incorporation or Bylaws;

     (j) Sell, lease, license, encumber or otherwise dispose of any of the Company’s properties or assets, except in the ordinary course of business consistent with past practice;
     (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others, provided that the Company may incur additional indebtedness of up to $1,000,000 under the Working Capital Note;
     (l) Except as required by law, adopt or amend any Company Scheduled Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee;
     (m) Revalue any of the Company’s assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;
     (n) Except as set forth in the Company Disclosure Schedule, pay, discharge or satisfy in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financial Statements (or the notes thereto);
     (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; provided, however, that the Company may take any such action without Parent’s prior written consent upon notice to Parent; or
     (p) Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (o) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.
     6.2 Conduct by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the

Effective Time, except as expressly provided for by this Agreement, Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):
     (a) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than any merger or consolidation in which Parent would not become a Subsidiary of any other person);
     (b) adopt any amendments to its Certificate of Incorporation which would materially adversely affect the terms and provisions of the Parent Shares or the rights of the holders of such shares;
     (c) effect or agree to effect or announce an intention or proposal to effect, any acquisition, business combination or other transaction which would reasonably be expected to impair the ability of the Parties to consummate the Merger at the earliest possible time; or
     (d) take, or agree in writing or otherwise to take, any of the actions described in this Section 6.2, or any action which would cause or would be reasonably likely to cause, any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not to be satisfied.
     6.3 Solicitation.
     (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the date that is the earlier of (x) forty-five (45) calendar days after the date of this Agreement and (y) the date of the mailing of the Proxy Statement to the stockholders of the Company and Parent (the “Solicitation Period End-Date”), the Company and its directors, officers, investment bankers, affiliates, representatives and agents shall have the right (acting under the direction of the Board of Directors of the Company) to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements, and (ii) participate in discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.
     (b) (i) From and after the Solicitation Period End-Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its Subsidiaries will not, and will not permit their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal; provided, however, the Company may (A) enter into one or more customary confidentiality agreements with applicable counterparties in furtherance of a Company Superior

Proposal, and (B) continue to take any of the actions described in clauses (i) and (ii) above from and after the Solicitation Period End-Date with respect to any party that has made a Company Acquisition Proposal prior to the Solicitation Period End-Date or with whom the Company is having ongoing discussions or negotiations as of the Solicitation Period End-Date regarding a possible Company Acquisition Proposal.
          (ii) Notwithstanding the foregoing, and in addition to the rights of the Company pursuant to Section 6.3(a), in the event that, notwithstanding compliance with Section 6.3(b)(i), the Company receives a Company Superior Proposal the Company may, to the extent that the Board of Directors of the Company determines in good faith (in consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Company Superior Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (A) no less than twenty-four (24) hours after receipt of such Company Superior Proposal, if practicable, inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal and (B) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal.
          (iii) As used herein, the term “Company Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer relating to any (1) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of assets of the Company and its Subsidiaries in one or more transactions, (3) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any Subsidiary of the Company, (4) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any Subsidiary of the Company, (5) tender offer or exchange offer for Company securities; in the case of (1), (2), (3), (4) or (5) above, which transaction would result in a third party (or its shareholders) acquiring more than twenty percent (20%) of the voting power of the Company or assets representing more than twenty percent (20%) of the net income, net revenue or total assets of the Company on a consolidated basis, (6) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (7) public announcement of an agreement, proposal, plan or intention to do any of the foregoing; provided, however, that the term “Company Acquisition Proposal” shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, “Company Superior Proposal” means any offer made by a third party (including any affiliate of the Company) which, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a Updata Capital, Inc. or another financial advisor of nationally recognized reputation and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, is reasonably capable of being completed, taking into account all financial, legal and regulatory aspects thereof.
     (c) Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a “Company Acquisition Agreement”) with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, except as required by their fiduciary duties as determined in good faith and in consultation with outside counsel, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.
     (d) Notwithstanding the obligations of the Company set forth in clause (i) of Section 6.3(c), (i) at any time prior to adoption of this Agreement by holders of Company Shares, other than in connection with a Company Acquisition Proposal, the Board of Directors of the Company may take the actions prohibited by clause (i) of Section 6.3(c) (and in each case modify accordingly the statement of the Company’s Board of Directors included or to be included in the Proxy Statement issued pursuant to Section 6.5) if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and/or financial advisor) that the failure to take such action would result in a breach of its fiduciary duties under applicable law; provided, however, that the Company shall have, at least five (5) days prior to taking such action, provided to Parent written notice which shall state expressly that the Company intends to take such action, and (ii) in response to the receipt of a Company Superior Proposal, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation of this Agreement or the Merger and, in the case of a Company Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (and in each case modify accordingly the statement of the Company’s Board of Directors included or to be included in the Proxy Statement issued pursuant to Section 6.5) (any of the foregoing actions in response to the receipt of a Company Superior Proposal, whether by the Board of Directors of the

Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (A) through (E) are met:
          (A) A Company Superior Proposal with respect to it has been made and has not been withdrawn;
          (B) The Company Stockholders Meeting has not occurred;
          (C) The Company shall have at least five (5) days prior to a Change of Recommendation, provided to Parent written notice which shall state expressly (x) that the Company has received such Company Superior Proposal, (y) the material terms and conditions of such Company Superior Proposal and the identity of the Person or group making the Company Superior Proposal, and (z) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so;
          (D) The Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel and/or financial advisor, that, in light of such Company Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would reasonably be expected to result in a breach of its fiduciary duties to its stockholders under applicable law; and
          (E) The Company shall not have materially breached (directly or indirectly) any of the provisions set forth in this Section 6.3 with respect to obtaining such Company Superior Proposal and which breach is continuing.
     (e) In addition to the obligations of the Company set forth in paragraphs (b) and (c) of this Section 6.3, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.
     6.4 Meetings of Stockholders.
     (a) Promptly after the date hereof, and subject to the fiduciary duties of the Company’s board of directors under applicable law, the Company shall take all action necessary in accordance with the DGCL, NCM rules and its Certificate of Incorporation and by-laws to convene a meeting of stockholders (“Company Stockholders Meeting”) to be held as promptly as practicable for the purposes of voting upon this Agreement and the Merger.

     (b) Promptly after the date hereof, and subject to the fiduciary duties of Parent’s board of directors under applicable law, Parent shall take all action necessary in accordance with the DGCL, the NCM listing requirements and its Certificate of Incorporation and by-laws to convene a meeting of stockholders (“Parent Stockholders Meeting”) to be held as promptly as practicable for the purposes of voting upon this Agreement and the Merger
     6.5 Registration Statement. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the “S-4 Registration Statement”), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Company Shares and the Substitute Warrants issuable upon conversion of the Company Warrants and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of Parent’s and the Company’s stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Parent’s and the Company’s stockholders, is herein called the “Proxy Statement”). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. Each of Parent and the Company will use its reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and Parent and the Company shall each use its commercially reasonable efforts to hold its respective stockholder meeting as soon as practicable after the date hereof. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares and Substitute Warrants in the Merger.
     6.6 Reasonable Efforts. The Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (b) use their reasonable best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.
     6.7 Access to Information. Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the “Authorized Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties in this Agreement. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated February 1, 2009 (the “Confidentiality Agreement”).
     6.8 Publicity. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither Party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.
     6.9 Maintenance of Insurance. Between the date hereof and through the Effective Time, the Company will maintain in full force and effect all of its and its Subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.
     6.10 Representations and Warranties. Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.
     6.11 Filings; Other Action. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.
     6.12 Tax-Free Reorganization Treatment. Prior to the Effective Time, the Parties shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368(a) of the Code.
     6.13 Company Warrants.
     (a) After the Effective Time, except as provided above, each Substitute Warrant shall be subject to the same terms and conditions as were applicable under the related Company Warrant immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Warrants in lieu of the substitution therefor of Substitute Warrants, as described herein. Notwithstanding anything to the contrary, the exercise price for the Substitute Warrants shall be adjusted as a result of any adjustment to the Exchange Ratio set forth in Section 4.1(g).
     (b) Prior to the Effective Time, the Company will use commercially reasonable best efforts to cause the holders of Company Warrants to exercise such Warrants.
     6.14 Stockholders Agreements. Concurrently with the execution and delivery of this Agreement, each of the Company Voting Stockholders has executed and delivered a Company Stockholders Agreement and each of the Parent Voting Stockholders has executed a Parent Stockholders Agreement.
     6.15 Nasdaq Listing. Parent agrees to authorize for listing on the NCM the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.
     6.16 Exemption from Liability Under Section 16(b).
     (a) Provided that the Company delivers to Parent the Section 16 Information with respect to the Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Shares in exchange for Company Shares, and of options to purchase Parent Shares in exchange for options to purchase Company Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.
     (b) “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of Company Shares or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Shares in connection with the Merger.
     (c) “Company Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in Section 16 Information.
     6.17 Employees.
          (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under the Section 401(k) plan maintained by Parent, as applicable, individuals who are employees of the Company at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with the Company before the Effective Time as if such service had been with Parent, as applicable.
          (b) If required by Parent in writing delivered to the Company not less than five business days before the Effective Time, the Company shall, at the Effective Time or effective one day prior to the Effective Time contingent on the Closing occurring, (i) terminate any Company Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination, or (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze, or (iii) cause the 401(k) Plans to be merged in to the Parent 401(k) Plan as soon as administratively possible after the Closing Date and the participants of the 401(k) Plans shall be governed by the Parent 401(k) Plan. The Company shall provide to Parent (i) certified copies of resolutions adopted by the Board of Directors of the Company, as applicable, authorizing such termination and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Parent to conform the plan document for such 401(k) Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of such 401(k) Plan. To the extent the applicable 401(k) Plan has been amended pursuant to this section, Parent will not be obligated to make any matching or other employer contributions to any 401(k) Plan after the Merger.
          (c) After the Effective Time, except to the extent that Parent continues Company Plans in effect, employees of the Company who become employed by Parent or any of its Subsidiaries will be eligible for employee benefits that Parent or such Subsidiary, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. Parent will or will cause its Subsidiaries to give credit to employees of the Company, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Parent and credit employees of the Company with an amount equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plans of the Company.
     6.18 Indemnification and Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and bylaws of the Company. It is understood and agreed that after the Effective Time, Parent and Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses (to be reimbursed within ten (10) business days of receipt by Parent or the Surviving Corporation of a request therefor) in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (“Damages”) in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Parent; provided, however, that (A) Parent shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Parent shall be obligated pursuant to this paragraph to pay for only one counsel for each Indemnified Party, (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (D) Parent shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages may not be reimbursed under the DGCL. Any Indemnified Party wishing to claim indemnification under this Section 6.18, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent under this Section 6.18 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 6.18 continue in full force and effect without limit as to time.
If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, the successors and assigns of Parent shall assume the obligations set forth in this Section 6.18.
Parent shall ensure than any officer or director of the Company who becomes an executive officer or director of Parent on or after the Effective Time shall, at the time such person becomes an executive officer or director of Parent, be named as an insured under Parent’s directors and officers liability policy to the same extent as other executive officers and directors of Parent.
          (b) The Company shall purchase for the benefit of the persons serving as executive officers and directors of the Company immediately prior to the Effective Time, directors’ and officers’ liability insurance coverage for seven (7) years after the Effective Time, under either the Company’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than the Company’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”). The Company shall not purchase Tail Insurance with a premium of more than $125,000. Parent and the Surviving Corporation shall cause such Tail Insurance to be maintained during the seven-year period.
     6.19 Takeover Statute.
     If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
     6.20 Accountants’ “Comfort” Letters.
     The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.
     6.21 Management Severance. Each executive management member of the Company listed on Section 6.21 of the Company Disclosure Schedule (each, a “Management Member”) has an employment agreement which entitles him to certain severance benefits in event of his involuntary separation from service without cause in connection with or subsequent to a change in control of the Company. Each Management Member has agreed to and will prior to the Effective Time (a) amend his employment agreement effective as of the Closing to reduce the severance benefit to the amount which he would be entitled to receive, at the original salary level applicable to such Management Member set forth on Section 6.21 of the Company Disclosure Schedule (each, “Original Salary Level”), in the event that his involuntary separation from service without cause and without a change in control (“Regular Severance”) and (b) allocate the amount of his Regular Severance over the number of months required to continue his gross base salary at the Original Salary Level until such Regular Severance is fully paid in cash, as set forth on Section 6.21 of the Company Disclosure Schedule. In addition, the Company will amend each Management Member’s employment agreement such that in the event of an involuntary separation from service without cause in connection with the change of control each Management Member will be eligible to receive additional compensation in the form of earn-outs (collectively, the “Management Performance Shares”) based upon Net License Revenue recorded over the same period in which the holders of Old Notes will be eligible to receive their Earn-Out shares, as set forth on Section 6.21 of the Company Disclosure Schedule. The Management Performance Shares shall be earned in accordance with the provision of Section 4.7(b), so that after holders of Old Notes have received 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) as Earn-Out, the Management Members will receive one-half of the next 342,500 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) distributed as Earn-Out, with the Management Performance Shares allocated to the Management Members in proportion to their total change of control severance benefit before amendment of their employment agreements, as set forth on Section 6.21 of the Company Disclosure Schedule. The maximum severance benefits due to a Management Member will be the Regular Severance set forth in Section 6.21 of the Company Disclosure Schedule and such Management Member’s applicable percentage of the Management Performance Shares distributed under Section 4.7(b). Regular Severance shall be paid in accordance with the Parent’s or the Surviving Corporation’s regular payroll policies. Issuance of the Management Performance Shares will be made to the Management Members on the same basis as the issuance of Earn-Out Parent Shares to the holders of Old Notes. The Management Members will also receive subsidized COBRA benefits as described in their employment agreements in the event of an involuntary separation from service without cause in connection with a change in control. Each Management Member’s employment will terminate as of the Closing unless otherwise agreed to in writing by Parent and such Management Member. The protective provisions described in Section 4.7(c) of this Agreement shall apply for the benefit of the Management Members as if incorporated in this Section 6.21.
ARTICLE VII
Conditions
     7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or written waiver by each of the Parties of the following conditions:
     (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company and Parent;
     (b) The SEC shall have declared the S-4 Registration Statement effective. No stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Parties.
     (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, “Restraints”) shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;
     (d) The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired or been terminated; and

     (e) the Parent Shares issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including the Substitute Warrants) shall have been authorized for listing on the NCM upon official notice of issuance.
     7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing in whole or in part by the Company to the extent permitted by applicable law:
     (a) the representations and warranties of Parent set forth in Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent Disclosure Schedule made or purported to have been made without the Company’s written consent thereto shall be disregarded).
     (b) Parent and its Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;
     (c) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) and (b) of this Section 7.2 is satisfied in all respects; and
     (d) The Parent Stockholder Agreements shall remain in full force and effect.
     7.3 Conditions to the Obligations of Parent. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing in whole or in part by Parent to the extent permitted by applicable law:
     (a) the representations and warranties of the Company set forth in Section 5.2 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.2(a), (b) or (d) shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company’s Disclosure Schedule made or purported to have been made without Parent’s written consent thereto shall be disregarded).

     (b) the Company and its Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;
     (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a) and (b) of this Section 7.3 is satisfied in all respects;
     (d) to the extent available to the holders of the Company Shares in connection with the Merger, holders of not more than ten (10%) of the Company Shares shall have exercised and not withdrawn prior to the Effective Time dissenter’s or appraisal rights;
     (e) each Company Stockholder Agreement shall remain in full force and effect; and
     (f) the Adjusted Working Capital shall not be less than negative $1,750,000. For purposes of this closing condition, Adjusted Working Capital shall exclude any outstanding liability under the Working Capital Note.
ARTICLE VIII
Termination
     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining the requisite approval of the stockholders of the Company, by the mutual written consent of the Company and Parent.
     8.2 Termination by either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:
     (a) the Merger shall not have been consummated by July 31, 2009; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
     (b) if any Restraint shall be in effect and shall have become final and nonappealable;
     (c) at the duly held Company Stockholders Meeting (including any adjournments thereof), the requisite approval of the Company’s stockholders shall not have been obtained; provided, however, that the Company’s right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has not complied with its obligations under Sections 6.3 and 6.4(a); or

     (d) at the duly held Parent Stockholders Meeting (including any adjournments thereof), the requisite approval of Parent’s stockholders shall not have been obtained; provided, however, that Parent’s right to terminate this Agreement under this Section 8.2(c) shall not be available to Parent if Parent has not complied with its obligations under Sections 6.4(b).
     8.3 Termination by the Company. This Agreement may be terminated upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if (a) the Company accepts a Company Superior Proposal or (b) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within ten (10) days following receipt by Parent of notice of such failure to comply.
     8.4 Termination by Parent. This Agreement may be terminated upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after any action of the Board of Directors of Parent, if:
     (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within ten (10) days following receipt by the Company of notice of such failure to comply; or
     (b) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval of the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.3 or (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is signed.
     8.5 Effect of Termination; Termination Fee.

     (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.7, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.
     (b) In the event that (i)(A) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, (B) such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, and (C) thereafter this Agreement is terminated by either the Company or Parent (1) pursuant to Section 8.2(a) due to the Company Stockholders Meeting not occurring as a result of such Company Acquisition Proposal or (2) Section 8.2(c), (ii) this Agreement is terminated by (A) Parent pursuant to Section 8.4(b) or (B) the Company pursuant to Section 8.3(a) or (iii) the Company terminates this Agreement, for any reason, other than pursuant to Section 8.1, 8.2 or 8.3(b) hereof, then the Company shall promptly, but in no event later than the earlier to occur of (x) sixty (60) days following the date of such termination; (y) the fifth (5th) business day after the date the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Superior Proposal; and (z) the date the transactions contemplated by a Company Superior Proposal are consummated, pay Parent a fee equal to $500,000 (the “Company Termination Fee”), payable by wire transfer of same day funds. Notwithstanding the foregoing, if Parent’s revenue (in accordance with GAAP) for the fourth quarter ended April 30, 2009 is less than $4,500,000, the Company Termination Fee shall be reduced to zero. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
     (c) In the event that this Agreement is terminated pursuant to Section 8.2(d) and the Company is not in breach of this Agreement, Parent shall pay to the Company an amount equal to all Transaction Expenses incurred by the Company prior to such termination promptly but in no event later than the fifth business day after receipt of an invoice from the Company for such Transaction Expenses, including detailed backup for such Transaction Expenses (collectively, the “Parent Termination Fee”). Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
     (d) In the event that this Agreement is terminated pursuant to Section 8.2(c) and neither Parent nor Merger Sub is in breach of this Agreement, the Company shall pay to Parent an amount equal to all Transaction Expenses incurred by Parent prior to such termination promptly but in no event later than the fifth business day after receipt of an invoice from Parent for such Transaction Expenses, including detailed backup for such Transaction Expenses (collectively, the “Parent Reimbursement Fee;” and, collectively with the Parent Termination Fee and the Company Termination Fee, each a “Termination Fee”). If the Company fails promptly to pay the amount due pursuant to this Section 8.5(d), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(d), the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
     (e) If this Agreement is terminated under circumstances in which a Party is entitled to receive a Termination Fee, the payment of such Termination Fee shall be the sole and exclusive remedy available to such Party, except in the event of (x) a willful breach by the other Party of any provision of this Agreement or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.
ARTICLE IX
Miscellaneous and General
     9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the “Transaction Expenses”). The filing fee and the cost of printing the S-4 Registration Statement and the Joint Proxy Statement and the filing fee for the required filing under the HSR Act shall be borne equally by the Company and Parent.

     9.2 Non-Survival of Representations and Warranties. The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.
     9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after approval of the Merger by the stockholders of the Company is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders.
     9.4 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.
     9.5 Counterparts. For the convenience of the Parties, this Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
     9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:
(a)	if to Parent or Merger Sub, to:

Unify Corporation 1420 Rocky Ridge Drive, Suite 380 Roseville, California 95661 Attention: Todd Wille, Chief Executive Officer

with a copy to:

K&L Gates LLP 70 West Madison, Suite 3100 Chicago, Illinois 60602 Attention: Jude M. Sullivan, Esq.

(b)	if to the Company, to:

AXS-ONE INC. 301 Route 17 North Rutherford, New Jersey 07070 Attention: William P. Lyons, Chairman and Chief Executive Officer

with a copy to:

Wiggin and Dana LLP 400 Atlantic Street Stamford, Connecticut 06901 Attention: William A. Perrone, Esq.
or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.
     9.8 Entire Agreement; Assignment. This Agreement, including the Disclosure Schedule and Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.
     9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     9.10 Certain Definitions. As used herein:
     (a) “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
     (b) “Governmental Entity” means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.
     (c) “Knowledge” with respect to a Party shall mean the actual knowledge of any of the senior executive officers of such Party.
     (d) “Material Adverse Effect” shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, or condition of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is material to Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be.

     (e) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.
     (f) “Significant Tax Agreement” is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or such Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.
     (g) “Subsidiary” shall mean, when used with reference to any entity, any entity of which fifty percent (50%) or more of the outstanding voting securities or interests or 50% of the economic interests, in the case of partnerships or limited liability companies, are owned directly or indirectly by such former entity.
     (h) “Tax” or “Taxes” refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.
     9.11 Obligation of the Company. Whenever this Agreement requires the Surviving Corporation or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Party to take such action.
     9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
     9.13 Specific Performance. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
     9.14 Recovery of Attorney’s Fees. In the event of any litigation between the Parties relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and costs (including court costs) from the non-prevailing Party, provided that if both Parties prevail in part, the reasonable attorney’s fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the Parties’ claims.
     9.15 Working Capital Note. If the Adjusted Working Capital will be less than negative $1,750,000, the holders of Old Notes may, but need not, enter into a working capital line of credit with the Company in an amount not to exceed $1.0 million (the “Working Capital Note”).

The Working Capital Note will be subordinated to the Company’s senior debt, will bear interest at five percent (5%) per annum (with interest accruing for the first year) and will be repaid in twelve equal monthly installments of principal and interest commencing on the first day of the thirteenth month after the Effective Time, provided that prior to the first payment of principal and interest a holder of all or a portion of the Working Capital Note may elect to convert the principal and interest due to such holder into common stock of Parent at a conversion price of $3.00 per share in lieu of repayment. The form of Working Capital Note and any credit agreement memorializing the obligation will be subject to the approval of Parent.
     9.16 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SIGNATURE	PAGE	FOLLOWS

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties and shall be effective as of the date first hereinabove written.

UNIFY CORPORATION
By:	/s/ TODD E. WILLE
	Name:	Todd E. Wille
	Its:	President and CEO

UCAC, INC.
By:	/s/ TODD E. WILLE
	Name:	Todd E. Wille
	Its:	President

AXS-ONE INC.
By:	/s/ WILLIAM LYONS
	Name:	William Lyons
	Its:	CEO

EXHIBIT A-1
AXS-ONE INC.
STOCKHOLDERS EXECUTING STOCKHOLDER AGREEMENT
William Lyons

Philip Rugani

Joseph P. Dwyer

Harold Copperman

Aston Assets, S.A.

Jurika Family Trust U/A 1989

Sirius Trust

Anthony Bloom

RIT Capital Partners

EXHIBIT A-2
STOCKHOLDER AGREEMENT
          This STOCKHOLDER AGREEMENT is dated as of April 16, 2009 by and between Unify Corporation, a Delaware corporation (“Parent”), and the undersigned holder (“Stockholder”) of shares of common stock (“Company Common Stock”) of AXS-One Inc., a Delaware corporation (“Company”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).
          WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Company, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Stockholder Agreement with respect to all shares of Company Common Stock now or hereafter beneficially owned by Stockholder of which Stockholder has the right to vote or direct the voting thereof (the “Shares”).
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
GRANT OF PROXY AND VOTING AGREEMENT
     1.1 Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the stockholders of the Company at a meeting or otherwise, Stockholder agrees to vote all of the Shares in favor of the approval and adoption of the Transaction Documents. Stockholder hereby agrees that, during the term of this Stockholder Agreement, Stockholder will not vote any Shares in favor of the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving Company to which Parent has not otherwise approved or (iii) corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of, the Merger or other transactions contemplated by the Transaction Documents.
     1.2 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Stockholder Agreement, Stockholder hereby grants a proxy appointing Parent, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares to effect any action described in Section 1.1 above (including, without limitation, the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Company that the law of the State of Delaware permits or requires in furtherance of the approval and adoption of the Merger Agreement, the Merger and the Transaction Documents). Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Stockholder Agreement and is granted in consideration of Parent entering into this Stockholder Agreement and the Merger Agreement and incurring certain related fees and expenses.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
          Stockholder represents and warrants to Parent that:
     2.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Stockholder. If this Stockholder Agreement is being executed in a representative or fiduciary capacity, the person signing this Stockholder Agreement has full power and authority to enter into and perform this Stockholder Agreement. Assuming the due authorization, execution and delivery of this Stockholder Agreement by Parent, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Stockholder.
     2.2 Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and securities laws, as applicable, performance by Stockholder of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which Stockholder is subject, (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any encumbrance on the Shares.
     2.3 Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares. Stockholder possesses the sole and exclusive right to vote all of the Shares in any vote of the stockholders of the Company.
     2.4 Total Shares. Except for the Shares set forth on the signature page hereto next to Stockholder’s name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Stockholder acquires any additional Shares after the date hereof, Stockholder will notify Parent in writing within two business days of such acquisition, but in any event prior to the date of the stockholder meeting of the Company.

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ARTICLE III
COVENANTS OF STOCKHOLDER
          Stockholder hereby covenants and agrees that:
     3.1 No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Stockholder Agreement, Stockholder shall not, without prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter described in Section 1.1 of this Stockholder Agreement or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Stockholder Agreement other than pursuant to the Merger or the Transaction Documents; provided, that Stockholder may transfer Shares to (A) any member of Stockholder’s immediate family or (B) a trust for the principal benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; provided, further, that any such permitted transferee shall agree in writing to be bound by the terms of this Stockholder Agreement as may be reasonably required by Parent before any such transfer takes effect. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent as promptly as reasonably practicable, and to provide all material details as reasonably requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.
     3.2 New Shares. Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership during the term of this Stockholder Agreement, including pursuant to the exercise of options or warrants to purchase shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.
     3.3 Appraisal Rights. Stockholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
          Parent represents and warrants to Stockholder that:
     4.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Parent. Assuming the due authorization, execution and delivery of this Stockholder Agreement by Stockholder, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Parent.

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     4.2 Non-Contravention. The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by Parent of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to Parent or (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Parent.
ARTICLE V
MISCELLANEOUS
     5.1 Termination. This Stockholder Agreement shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) written notice following receipt by the Company of any Company Superior Proposal and (iii) the written agreement of the parties hereto to terminate this Stockholder Agreement.
     5.2 Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Stockholder Agreement.
     5.3 Amendments. Any provision of this Stockholder Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Stockholder Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
     5.4 Duties as Director. Nothing contained in this Stockholder Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of the Company.
     5.5 Parties in Interest. This Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and each party’s respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.
     5.6 Expenses. All costs and expenses incurred in connection with this Stockholder Agreement shall be paid by the party incurring such cost or expense.
     5.7 Successors and Assigns. The provisions of this Stockholder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stockholder Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent upon notice to Stockholder.

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     5.8 Governing Law. This Stockholder Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
     5.9 Consent to Jurisdiction. Each of Parent and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Stockholder Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Parent and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.9.
     5.10 Counterparts; Effectiveness. This Stockholder Agreement may be signed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Stockholder Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
     5.11 Severability. If any term, provision or covenant of this Stockholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Stockholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     5.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.
     5.13 No Strict Construction. The language used in this Stockholder Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.
[END OF DOCUMENT;
SIGNATURE PAGE FOLLOWS]

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EXHIBIT A-2
          IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

Unify Corporation
By:
Name:
Title:

Stockholder
By:
Its:
Shares Owned:

EXHIBIT B-1
UNIFY CORPORATION
STOCKHOLDERS EXECUTING STOCKHOLDER AGREEMENT
Diker Management
Sophrosyne Technology Fund
Todd E. Wille

EXHIBIT B-2
STOCKHOLDER AGREEMENT
          This STOCKHOLDER AGREEMENT is dated as of April 16, 2009 by and between AXS-One Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of common stock (“Parent Common Stock”) of Unify Corporation, a Delaware corporation (“Parent”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).
          WHEREAS, in order to induce the Company to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Parent, the Company has requested Stockholder, and Stockholder has agreed, to enter into this Stockholder Agreement with respect to all shares of Parent Common Stock now or hereafter beneficially owned by Stockholder of which Stockholder has the right to vote or direct the voting thereof (the “Shares”).
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
GRANT OF PROXY AND VOTING AGREEMENT
     1.1 Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the stockholders of Parent at a meeting or otherwise, Stockholder agrees to vote all of the Shares in favor of the approval and adoption of the Transaction Documents.
     1.2 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Stockholder Agreement, Stockholder hereby grants a proxy appointing the Company, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as the Company or its proxy or substitute shall, in the Company’s sole discretion, deem proper with respect to the Shares to effect any action described in Section 1.1 above (including, without limitation, the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Parent that the law of the State of Delaware permits or requires in furtherance of the approval and adoption of the Merger Agreement, the Merger and the Transaction Documents). Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Stockholder Agreement and is granted in consideration of the Company entering into this Stockholder Agreement and the Merger Agreement and incurring certain related fees and expenses.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
          Stockholder represents and warrants to the Company that:
     2.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Stockholder. If this Stockholder Agreement is being executed in a representative or fiduciary capacity, the person signing this Stockholder Agreement has full power and authority to enter into and perform this Stockholder Agreement. Assuming the due authorization, execution and delivery of this Stockholder Agreement by the Company, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Stockholder.
     2.2 Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and securities laws, as applicable, performance by Stockholder of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which Stockholder is subject, (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any encumbrance on the Shares.
     2.3 Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares. Stockholder possesses the sole and exclusive right to vote all of the Shares in any vote of the stockholders of Parent.
     2.4 Total Shares. Except for the Shares set forth on the signature page hereto next to Stockholder’s name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. If Stockholder acquires any additional Shares after the date hereof, Stockholder will notify the Company in writing within two business days of such acquisition, but in any event prior to the date of the stockholder meeting of Parent.
ARTICLE III
COVENANTS OF STOCKHOLDER
          Stockholder hereby covenants and agrees that:
     3.1 No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Stockholder Agreement, Stockholder shall not, without prior written consent of the

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Company, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter described in Section 1.1 of this Stockholder Agreement or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Stockholder Agreement other than pursuant to the Merger or the Transaction Documents; provided, that Stockholder may transfer Shares to (A) any member of Stockholder’s immediate family or (B) a trust for the principal benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; provided, further, that any such permitted transferee shall agree in writing to be bound by the terms of this Stockholder Agreement as may be reasonably required by the Company before any such transfer takes effect. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify the Company as promptly as reasonably practicable, and to provide all material details as reasonably requested by the Company, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.
     3.2 New Shares. Any shares of Parent Common Stock or other securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership during the term of this Stockholder Agreement, including pursuant to the exercise of options or warrants to purchase shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares
     3.3 Appraisal Rights. Stockholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY
          The Company represents and warrants to Stockholder that:
     4.1 Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of the Company. Assuming the due authorization, execution and delivery of this Stockholder Agreement by Stockholder, the obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of the Company.
     4.2 Non-Contravention. The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by the Company of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Company or (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on the Company.

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ARTICLE V
MISCELLANEOUS
     5.1 Termination. This Stockholder Agreement shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) written notice following receipt by the Company of any Company Superior Proposal and (iii) the written agreement of the parties hereto to terminate this Stockholder Agreement.
     5.2 Further Assurances. The Company and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Stockholder Agreement.
     5.3 Amendments. Any provision of this Stockholder Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Stockholder Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
     5.4 Duties as Director. Nothing contained in this Stockholder Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of Parent.
     5.5 Parties in Interest. This Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and each party’s respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.
     5.6 Expenses. All costs and expenses incurred in connection with this Stockholder Agreement shall be paid by the party incurring such cost or expense.
     5.7 Successors and Assigns. The provisions of this Stockholder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stockholder Agreement without the consent of the other party hereto.
     5.8 Governing Law. This Stockholder Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
     5.9 Consent to Jurisdiction. Each of the Company and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Stockholder Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of

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the United States or of any state. Each of the Company and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.9.
     5.10 Counterparts; Effectiveness. This Stockholder Agreement may be signed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Stockholder Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
     5.11 Severability. If any term, provision or covenant of this Stockholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Stockholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     5.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.
     5.13 No Strict Construction. The language used in this Stockholder Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.
[END OF DOCUMENT;
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EXHIBIT B-2
          IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

AXS-One Inc.
By:
Name:
Title:

Stockholder
By:
Its:
Shares Owned: